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Glynn Wilson, Chairman & CEO
Taplmmune Inc.
(866) 359-7541
Investor Relations (800) 953-3350

TapImmune Closes $1.13 Million Funding
Company Retires Notes and 11.2MM Warrants

Seattle WA, TapImmune Inc. (OTCBB: TPIV), is pleased to announce the closing of a $1.16M funding.

On February 24, 2011, we entered into a securities purchase agreement with accredited investors in the amount of $1,159,413. A portion of the net proceeds of the financing was used to prepay some outstanding notes and to purchase and retire 11,200,000 warrants to purchase shares of our common stock. The remainder will be used for general corporate matters and for other expenses related to our clinical programs and partnerships. Full details of the transaction can found in our 8K filed with the SEC today.

‘We are pleased to be able to retire such a large portion of the outstanding registered warrants issued last May. We believe this will remove a significant overhang from our capital structure and enable us to consummate longer term financing opportunities as we start our clinical programs,” said Denis Corin, TapImmune’s CFO.

TapImmune will provide additional corporate updates in the near future and we invite our current and future shareholders to stay informed by visiting our website www.tapimmune.com

About TapImmune

TapImmune’s unique approach is designed to increase the efficacy of vaccines by enhancing antigen presentation through the use of the Transporter of Antigen Processing (‘TAP’).  Replacement of this transporter provides a significant immune reponse with the potential to treat a variety of cancers which lack normal amounts of TAP.

TapImmune's lead product candidate, AdhTAP, is designed to restore and augment antigen presentation and subsequent recognition and killing of cancer cells by the immune system. The Company is currently planning the development of AdhTAP for the commencement of clinical manufacturing and toxicology studies. As a stand-alone cancer therapy or in combination with other drugs, AdhTAP could prove to be a key component of a more successful assault on cancer. In partnership with the Mayo Clinic, TapImmune is in clinical development of a vaccine technology to treat HER-2/neu positive breast cancer.

The Company is also developing a TAP-based prophylactic vaccine which initial tests indicate may increase the efficacy of targeted prophylactic vaccines by up to 1000 times. TapImmune is also working with the Mayo Clinic on a new Smallpox vaccine. As a vaccine, TapImmune's TAP technology could significantly improve the efficacy of many current prophylactic vaccines and enhance the creation of new ones in the fight against many pandemic infectious diseases.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.